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                          FOUNDATION HEALTH CORPORATION

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
               (As Amended and Restated Effective April 25, 1995)

SECTION 1.  INTRODUCTION.

     The Foundation Health Corporation Supplemental Executive Retirement Plan was established effective July 1, 1994, and it was amended and restated effective April 25, 1995. The purpose of the Plan is to supplement retirement benefits provided to designated executives of the Company. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in section 401(a)(1) of ERISA.

SECTION 2.  DEFINITIONS.

     (a) "BASE SALARY" shall mean the annual compensation, excluding bonuses, commissions, overtime, relocation expenses, automobile allowances, incentive payments, non-monetary awards, directors fees and other fees, paid to a Participant for employment services rendered to the Company or a subsidiary, before reduction for compensation deferred pursuant to all qualified, non-qualified and Code Section 125 plans of the Company.

     (b) "BENEFICIARY" shall mean the person or persons designated by a Participant to receive payment of benefits under the Plan in the event of his or her death. If more than one Beneficiary is named, the Participant may specify the sequence (i.e., primary or contingent) and/or proportion in which payments shall be made to each Beneficiary. If a Participant is married, he or she may not designate a primary Beneficiary other than his or her spouse without the written consent of his or her spouse witnessed by a notary.

     (c) "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (d) "COMMITTEE" shall mean the Compensation and Organizational Committee of the Board of Directors of the Company, as constituted from time to time.

     (e) "COMPANY" shall mean Foundation Health Corporation, a Delaware corporation.

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     (f)  "DEDUCTION LIMITATION" shall mean the following described limitation on the annual benefit that may be distributed pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions under this Plan. If the Company determines in good faith prior to a Change of Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change of Control is deductible, the Company may defer all or any portion of a distribution under this Plan. The amounts so deferred shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Company in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change of Control.

     (g) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     (h) "FINAL BASE SALARY" shall mean the Participant's highest Base Salary in effect during the five calendar years prior to termination of employment with the Company. If the Participant has less than five complete calendar year(s) of employment with the Company, then the Participant's Final Base Salary shall be the highest of his or her Base Salary in his or her complete calendar year(s) of employment.

     (i) "HOUR OF SERVICE" means each hour for which an individual is directly or indirectly paid or entitled to payment for the performance of duties for the Company or a subsidiary of the Company; provided, however, that service with a subsidiary that was acquired by the Company shall be disregarded to the extent such service was performed prior to the date of such acquisition. For purposes of determining a Participant's vested percentage under Section 4, a Participant shall be credited with 190 Hours of Service for each month in which a Participant is totally and permanently disabled and not engaged in any employment.

     (j) "PARTICIPANT" means an executive of the Company listed in Appendix A, as amended from time to time.

     (k) "PLAN" means this Foundation Health Corporation Supplemental Executive Retirement Plan, as amended from time to time.

     (l)  "PLAN BENEFIT" means the annual Plan Benefit specified in Section 5.

     (m) "RETIREMENT BENEFIT" means a Normal Retirement Benefit under Section 7(a) or an Early Retirement Benefit under Section 7(b).

     (n) "TRUST" shall mean the trust established pursuant to that certain Trust Agreement, dated as of July 1, 1994, between the Company and the trustee named therein, as amended from time to time.

     (o) "YEAR OF SERVICE" means a calendar year after 1988 in which an individual completes 1,000 Hours of Service.

SECTION 3.  PARTICIPATION.

     All executives of the Company designated in Appendix A shall participate in the Plan; provided, however, that no executive shall participate until he or she elects to receive his or her Retirement Benefit in the form of either (i) annuity payments under either Subsection 7(c)(i) or 7(c)(ii), as applicable or
(ii) a lump sum distribution under Subsection 7(c)(iii). Furthermore, no executive shall participate if his or her participation would cause the Plan to fail to be a plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

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SECTION 4.  VESTING.

     A Participant's vested percentage shall be determined in accordance with the following schedule:

       YEARS OF SERVICE            VESTED PERCENTAGE
       ----------------            -----------------
        less than 5                           0%
                  5                          50%
                  6                          60%
                  7                          70%
                  8                          80%
                  9                          90%
         10 or more                         100%

SECTION 5.  AMOUNT OF PLAN BENEFITS.

     A Participant's annual Plan Benefit shall be equal to the Participant's Final Base Salary multiplied by (i) the Participant's vested percentage and
(ii) 70% (as adjusted for distributions prior to age 60 in accordance with Section 7(b)).

SECTION 6.  PRE-RETIREMENT SURVIVOR BENEFITS.

     If a married Participant dies prior to the termination of his or her employment with the Company and its subsidiaries, the Participant's surviving spouse shall receive monthly payments from the Company for life, commencing on the date of the Participant's death, equal to 66-2/3 of the monthly Retirement Benefit that the Participant would have received had the Participant terminated employment on the date of his or her death and commenced a Retirement Benefit on the later of (i) the date of the Participant's death and (ii) the date the Participant would have attained age 55. In addition, if the surviving spouse dies before 180 of such monthly payments have been made, the Participant's contingent Beneficiary shall receive the balance of the 180 payments.

     If an unmarried Participant dies prior to the termination of his or her employment with the Company and its subsidiaries, his or her Beneficiary shall receive 180 monthly payments from the Company, commencing on the date of the Participant's death, equal to 66-2/3 of the monthly Retirement Benefit that the Participant would have received had the Participant terminated employment on the date of his or her death and commenced a Retirement Benefit on the later of (i) the date of the Participant's death and (ii) the date the Participant would have attained age 55.

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SECTION 7. DISTRIBUTIONS OF PLAN BENEFITS FOLLOWING TERMINATION OF EMPLOYMENT.

     (a) NORMAL RETIREMENT. A Participant's monthly "Normal Retirement Benefit" is equal to his or her Plan Benefit divided by 12. A Participant who terminates employment with the Company and its subsidiaries on or after attaining age 60 and completing at least 5 Years of Service shall receive a Normal Retirement Benefit commencing as soon as practicable following termination of employment, in the form specified under Paragraph (c) below.

     (b) EARLY RETIREMENT. A Participant's monthly "Early Retirement Benefit" is equal to his or her Plan Benefit, calculated by reducing the 70% factor set forth in Section 5 by two percentage points for each year that distribution commences before the Participant has attained age 60, divided by 12. A Participant who terminates employment with the Company and its subsidiaries prior to attaining age 60 and after completing at least 5 Years of Service shall receive an Early Retirement Benefit commencing as soon as practicable following the later of the date the Participant attains age 55 or the date of the Participant's termination of employment, in the form specified under Paragraph (c) below.

     (c)  FORMS OF DISTRIBUTION.

          1. ANNUITY PAYMENTS TO UNMARRIED PARTICIPANTS. A Participant who is unmarried on the date as of which payment of his or her Retirement Benefit is to commence and who has elected annuity payments pursuant to Section 3 shall receive his or her Retirement Benefit in the form of a 15 year certain and life annuity under which the Participant shall receive monthly pay-ments from the Company equal to the Participant's Retirement Benefit for his or her life and, if the Participant dies before receiving 180 payments, the Participant's Beneficiary shall receive the balance of the 180 payments.

          2. ANNUITY PAYMENTS TO MARRIED PARTICIPANTS. A Participant who is married on the date as of which payment of his or her Retirement Benefit is to commence and who has elected annuity payments pursuant to Section 3 shall receive his or her Retirement Benefit in the form of a 15 year certain joint and survivor annuity under which (A) the Participant shall receive monthly payments from the Company equal to the Participant's Retirement Benefit for his or her life, (B) if the Participant dies before receiving 180 payments and is not survived by his or her spouse, the Participant's Beneficiary shall receive monthly payments from the Company equal to 66-2/3 of the Participant's Retirement Benefit for the balance of the 180 payments, (C) if the Participant dies and is survived by his or her spouse, the Participant's surviving spouse shall receive monthly payments from the Company equal to 66-2/3 of the Participant's Retirement Benefit for his or her life and (D) if the Participant dies and is survived by his or her spouse, and if the surviving spouse dies before 180 payments have been made to the Participant and/or to the surviving spouse, the Participant's contingent Beneficiary shall receive monthly payments from the Company equal to 66-2/3 of the Participant's Retirement Benefit for the balance of the 180 payments.

          3. LUMP SUM DISTRIBUTION. A Participant who has elected a lump sum distribution pursuant to Section 3 shall receive a single lump sum payment in cash equal to the actuarial equivalent of his or her Retirement Benefit (calculated as if such Participant were unmarried). If a lump sum distribution is elected, no benefits shall be payable from the Plan upon the Participant's death (other than a payment of the lump sum distribution to the Benefi-ciary of the Participant in the event that the Participant dies after electing a lump sum and before receiving payment).
          4. CHANGE OF DISTRIBUTION OPTION. Subject to the prior approval of the Committee, a Participant may change the election of the form of distribution made pursuant to Section 3 at any time prior to the commencement of his or her Retirement Benefit under the Plan; however, in no event may such change of election be made less than one-year prior to commencement of benefits.

SECTION 8.  LUMP SUM WITHDRAWALS.

     A Participant (who has completed at least 5 Years of Service) who has not yet terminated employment with the Company and its subsidiaries, or a Participant who has terminated employment with the Company and its subsidiaries and elected to receive annuity payments pursuant to Section 3, may elect to receive a lump sum distribution from the Plan at any time and for any reason. The amount of the Participant's lump sum distribution shall be equal to 90% of the actuarial equivalent of his or her Retirement Benefit (determined as if the Participant were unmarried, and actuarially reduced to take into account any prior distributions of the Participant's Retirement Benefit under the Plan); provided, however, that the remaining 10% of the Participant's Retirement Benefit shall be irrevocably forfeited. After making a withdrawal under this
Section 8, the Participant shall cease participating, shall never be eligible to resume participation in the Plan and shall receive no further benefits under the Plan.

SECTION 9.  WITHHOLDING TAXES.

     All distributions under the Plan shall be subject to reduction to reflect any withholding tax obligations imposed by law. As the Participant becomes vested in his Retirement Benefits, the Company shall pay on his behalf any FICA or other employment tax obligations then becoming due; provided, further the Company shall pay to the Participant additional compensation in the year in which such payments are made to equal the Participant's federal, state and local tax liability, if any, as a result of the payment of such FICA or other tax obligations at the highest marginal federal and state tax rate.

SECTION 10.  PARTICIPANT'S RIGHTS UNSECURED.

     The interest under the Plan of any Participant, surviving spouse or Beneficiary shall be an unsecured claim against the general assets of the Company. No Participant, surviving spouse or Beneficiary shall have an interest in or claim against any specific asset of the Company pursuant to the Plan.

SECTION 11.  NONASSIGNABILITY OF INTERESTS.

     The interest and property rights of a Participant, surviving spouse or Beneficiary under the Plan shall not be subject to option nor be assignable either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any act in violation of this Section 11 shall be void.

SECTION 12.  LIMITATION OF RIGHTS.

     Neither the Plan nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company or any subsidiary of the Company will employ a Participant for any period of time, in any position or at any particular rate of compensation. The Company and its subsidiaries reserve the right to terminate a Participant's employment at any time and for any reason, except as otherwise expressly provided in a written employment agreement.

SECTION 13.  ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by the Committee. The Committee shall have full power, authority and discretion to administer and interpret the Plan, to establish procedures for administering the Plan, to prescribe forms and to take any and all necessary actions in connection with the Plan. The Committee's interpretation and construction of the Plan shall be conclusive and binding on all persons.
     Determinations of actuarial equivalence shall be made by an actuary employed by a nationally recognized actuarial firm selected either (i) prior to a Change of Control by the Company or (ii) after a Change of Control by the Board of Directors of the Company as constituted immediately prior to the Change of Control. For purposes of the Plan, "Change of Control" shall have the meaning set forth in the agreement governing the Trust.
     Determinations of actuarial equivalence shall be made using an interest rate no greater than the Moody's AAA Bond Rate and using a mortality table no less favorable than the UP-1984 mortality table.

SECTION 14.  AMENDMENT OR TERMINATION OF THE PLAN.

     The Committee may amend, suspend or terminate the Plan at any time, but only with the vote of 80% of the Participants entitled to benefits hereunder; provided that no amendment, suspension or termination shall reduce an individual's benefits under the Plan that were earned as of the date immediately prior to such amendment, suspension or termination.

SECTION 15.  TRUST.

     (a) ESTABLISHMENT OF THE TRUST. The Company shall establish the Trust, and the Company shall transfer over to the Trust each year such assets as are necessary to provide for the Company's future liabilities created with respect to the Plan for such year, in accordance with the provisions of the Trust.

     (b) INTERRELATIONSHIP OF THE PLAN AND THE TRUST. The provisions of the Plan shall govern the rights of a Participant or Beneficiary to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants, Beneficiaries and the creditors of the Company to the assets in the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan. The Company's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company's obligations under this Plan.

SECTION 16.  CHANGE OF CONTROL.

     If during the term of this Agreement, a Change of Control occurs with respect to the Company, the vested percentage determined under Section 4 shall be 100% for all Participants who have completed the minimum vesting requirement of at least 5 Years of Service as of the date of the Change of Control.

SECTION 17.  LIMITATION ON PAYMENTS.

     (a) BASIC RULE. Any other provision of the Plan notwithstanding, the Company shall not be required to make any payment or transfer any property to, or for the benefit of, the Participants (under this Plan or otherwise) that would be nondeductible by the Company by reason of section 280G of the Code or that would subject the Participants to the excise tax described in section 4999 of the Code. All calculations required by this section shall be performed by the Company's independent auditors selected by the Board of Directors prior to a Change of Control ("Auditors"), based on information supplied by the Company and the Participants and shall be binding on the Company and the Participants. All fees and expenses of the Auditors to determine such amounts shall be paid by the Company.

     (b) REDUCTIONS. If the amount of the aggregate payments or property transfers to the Participant must be reduced under this section, then the Participant shall direct in which order the payments or transfers are to be reduced, but no change in the timing of any payment or transfer shall be made without the Company's consent. As a result of uncertainty in the application of sections 280G and 4999 of the Code at the time of an initial determination by the Auditors hereunder, it is possible that a payment will have been made by the Company that should not have been made (an "Overpayment") or that an additional payment will not have been made by the Company that could have been made (an "Underpayment"). In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participants that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant that he shall repay to the Company, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is nondeductible under section 280G of the Code or is subject to an excise tax under section 4999 of the Code.

      In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to, or for the benefit of, the Participant, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code.

SECTION 18.  CHOICE OF LAW AND CLAIMS PROCEDURE; MISCELLANEOUS.

     (a) The validity, interpretation, construction and performance of the Plan shall be governed by ERISA and, to the extent they are not preempted, by the laws of the State of California (without regard to their choice-of-law provision).

     (b) In accordance with the regulations of the U.S. Secretary of Labor, the Committee shall 1. provide adequate notice in writing to any Participant, surviving spouse or Beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial and written in a manner calculated to be understood by such Participant, surviving spouse or Beneficiary, and 2. afford a reasonable opportunity to any Participant, surviving spouse or Beneficiary whose claim for benefits has been denied for a full and fair review by the Committee of the decision denying the claim.

SECTION 19.  MISCELLANEOUS

     (a) The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

     (b) The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as party.

     (c) The Company is aware that upon the occurrence of a Change of Control, the Board (which might then be composed of new members) or a stockholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change of Control, it should appear to any Participant that the Company has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided hereunder, then the Company irrevocably authorizes such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

SECTION 20.  EXECUTION.

     To record the adoption of the Amended and Restated Plan by the Committee, effective as of the date set forth above, the Company has caused its duly authorized officer to affix the corporate name hereto.


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                          FOUNDATION HEALTH CORPORATION





                           By :
                               -----------------------------------------------
                               Daniel D. Crowley
                               Chairman, President and Chief Executive Officer

                                   APPENDIX A

                                PLAN PARTICIPANTS



                          Kirk A. Benson - July 1, 1994
                        Daniel D. Crowley - July 1, 1994
                         Jeffrey L. Elder - July 1, 1994
                        Allen J. Marabito - July 1, 1994
                        Danny O. Smithson - July 1, 1994
                          Cynthia Suzuki - July 1, 1994
                         Steven D. Tough - July 1, 1994
                       Edward J. Munno - November 1, 1994
                        Henry R. Loubet - January 9, 1995